Exhibit 99.1

PRESS RELEASE

345 Park Avenue, 31st Floor

New York, NY 10154

FOR IMMEDIATE RELEASE

December 10, 2020

Blackstone Credit Announces Name Change for Business Development Company

New York, New York – Blackstone Credit BDC Advisors LLC, formerly known as “GSO Asset Management LLC” and an affiliate of Blackstone Alternative Credit Advisors LP, formerly known as “GSO Capital Partners LP” (collectively, and together with their affiliates in the credit-focused business of The Blackstone Group Inc., “Blackstone Credit”), announced a name change for a business development company it advises. The name change is being made in connection with Blackstone Credit’s recent name change from “GSO”, reflecting the business’s longstanding integration with The Blackstone Group Inc. (“Blackstone”) since Blackstone acquired GSO in 2008. The business’s team, process, and infrastructure remain intact, with no operational changes due to the name change.

Blackstone / GSO Secured Lending Fund (the “Fund”) is being renamed to “Blackstone Secured Lending Fund” effective December 10, 2020. No change will be made to the Fund’s investment objective and strategy, or in Fund management.

About Blackstone and Blackstone Credit

Blackstone is one of the world’s leading investment firms. We seek to create positive economic impact and long-term value for our investors, the companies we invest in, and the communities in which we work. We do this by using extraordinary people and flexible capital to help companies solve problems. Our asset management businesses, with $584 billion in assets under management, include investment vehicles focused on private equity, real estate, public debt and equity, growth equity, opportunistic, non-investment grade credit, real assets and secondary funds, all on a global basis.

Blackstone Credit is one of the world’s largest credit-focused asset managers, with $135 billion in AUM. We seek to generate attractive risk-adjusted returns for our clients by investing across the entire corporate credit market, from public debt to private loans. Our capital supports a wide range of companies across sectors and geographies, enabling businesses to expand, invest, and navigate changing market environments.

The Fund is not accepting subscriptions.

Visit the Fund’s website at www.bgsl.com for additional information.